                                                                    EXHIBIT 4.12

                               WARRANT AGREEMENT

                 This WARRANT AGREEMENT (this "Agreement") dated as of March 6, 1997 is by and between American Communications Services, Inc., a Delaware corporation ("ACSI"), and MCImetro Access Transmission Services, Inc., a Delaware corporation ("MCI").

                 WHEREAS, ACSI and MCI are parties to that certain Master Capacity Agreement dated as of June 23, 1994 (the "MCA");

                 WHEREAS, ACSI and MCI wish to amend the MCA (such amendment, the "Preferred Provider Amendment") as provided in that certain letter of intent between ASCI and MCI dated January 23, 1997 (the "LOI");

                 WHEREAS, ACSI and MCI wish to enter into an agreement with respect to wholesale local switched services (such agreement, the "Local Services Agreement") on the terms described in the LOI;

                 WHEREAS, as an inducement for MCI to enter into the Preferred Provider Amendment and the Local Services Agreement, ASCI has agreed to enter into this Agreement and to issue to MCI warrants to purchase shares of ACSI's Common Stock, subject to the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of premises set forth herein, the mutual terms, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE 1 -- DEFINITIONS

         1.1 Definitions. The following capitalized terms shall have the meanings set forth below:

         "Additional Initial Warrant" shall have the meaning set forth in
Section 2.2 hereof.

         "Aggregate Market Value" as of any date with respect to all shares of Capital Stock of ACSI or any other Person shall mean the sum of the Market Value as of such date of the shares of each
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class or series of Capital Stock of such Person on a Fully Diluted Basis.

         "Business Day" means any day that is not a Saturday, a Sunday or a legal holiday in New York City.

         "Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock, or any and all equivalent ownership interests.

         "Cash Merger Transaction" shall have the meaning set forth in Section 4.2.

         "Common Stock" means the Common Stock of ACSI, $.01 par value per share, or any other class of Capital Stock of ACSI into which such Common Stock may be converted or for which such Common Stock may be exchanged.

         "Communications Act" means the Communications Act of 1934, as amended.

         "Cut-Off Date" means the earlier of (i) July 23, 1997 and (ii) the date of execution of the Local Services Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Issuance" shall mean the issuance of shares of Common Stock or warrants, options or other similar rights to purchase shares of Common Stock, (i) in the Qualifying Offering contemplated by ACSI as of the date of this Agreement, (ii) in a private placement effected in lieu of the Qualifying Offering described in the preceding clause (i), provided that the gross proceeds per share received by ACSI is equal to or greater than the per share exercise price of the Initial Warrant, (iii) pursuant to stock option plans and other stock based benefit plans and arrangements benefitting the directors, officers, employees and consultants of ACSI in effect on the date of the LOI (giving effect to all options outstanding, and all options authorized under ACSI's Stock Option Plan and Stock Purchase Plan on the date of the LOI), or
(iv) shares issued in connection with an acquisition of the business or properties of another Person, by





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merger or otherwise, including shares issued in connection with the formation of a joint venture.

         "Excluded Service Revenue" means ACSI's billings to MCI and/or MCI Telecommunications Corporation for originating and terminating long distance switched access service, exclusive of long distance access costs associated with wholesale local switched services which MCI has re-sold using ACSI services.

         "Fully Diluted Basis" means, at any date as of which the number of shares thereof of any Person is to be determined, (a) all shares of Capital Stock of such Person outstanding at such date, and (b) the maximum number of shares of Capital Stock of such Person issuable pursuant to warrants, options or other rights to purchase or acquire (whether or not such warrants, options or other rights are then exercisable), or pursuant to securities convertible into or exchangeable (whether or not such securities are then convertible or exchangeable) for, shares of Capital Stock of such Person, outstanding on such date (including any shares issuable pursuant to any outstanding Warrants and any Warrants being issued on such date but not including shares of a Person issuable under a "poison pill" stockholder rights plan so long as such Person has the power, without the payment of more than nominal consideration, to prevent the issuance of such shares) (the Capital Stock, warrants, options, rights and securities described in clauses (a) and (b) are referred to herein as "Equity Securities").

         "Holders" shall mean MCI and any other Person which, at the time, holds any Warrant.

         "Initial Exercise Price" shall have the meaning set forth in Section
2.2 hereof.

         "Initial Warrant" shall have the meaning set forth in Section 2.1 hereof.

         "Listed Markets" means the geographical areas listed and defined in the attached EXHIBIT B.

         "Local Services Agreement" shall have the meaning as set forth in the recitals to this Agreement.





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         "Market Price" as of any date with respect to any security means the average of the Quoted Prices of such security for the twenty (20) consecutive trading days (or, if such security is publicly traded but has been so traded for less than twenty (20) consecutive trading days, such shorter period in which such security has been publicly traded) immediately preceding such date. "Quoted Price" of any security for any date shall be the last reported sales price (or, in case no such sale takes place on such date, the average of the reported closing bid and ask prices) of such security as reported by the principal national securities exchange on which such security is listed or traded, or as reported by the NASDAQ National Market, or if such security is neither so reported nor listed or traded, the average of the reported high bid and low ask prices of such security in the over-the-counter market on such date, or, if there shall be no bid and ask prices on such date, the average of the high bid and low ask prices as so reported on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported. If such security is not listed or traded on any national securities exchange or the NASDAQ National Market or quoted in the over-the-counter market, the Market Price shall be deemed an amount mutually agreed upon between ACSI and MCI, and if no agreement can be reached, then the Market Price of such security as of any date shall be the fair market value thereof as determined by an independent nationally recognized investment banking firm selected by investment banking firms representing each of ACSI and MCI. ACSI and MCI shall bear equally all costs of all determinations of fair market value by such nationally recognized investment banking firm.

         "Market Value" as of any date with respect to the shares of any class or series of Capital Stock of any Person shall mean the product of (a) the Market Price of such security as of such date and (b) the sum of (i) the number of shares of such class or series outstanding at such date and (ii) the number of shares of such class or series issuable pursuant to warrants, options or other rights to purchase or acquire, or pursuant to securities convertible into or exchangeable for, shares of such class or series (including any shares issuable pursuant to any outstanding Warrants and any Warrants being issued on such date).





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         "New Monthly Recurring Revenue" with respect to any Performance
Measurement Month means the excess of (y) ACSI's billings to MCI or any affiliate of MCI for services (other than Excluded Service Revenue) within the Listed Markets for such Performance Measurement Month as determined by reference to the invoices representing billings for such month delivered by ACSI and its subsidiaries to MCI and such affiliates over (z) Old Monthly Recurring Revenue.

         "Old Monthly Recurring Revenue" with respect to any Performance Measurement Month shall mean ACSI's billings to MCI or any affiliate of MCI for services (other than Excluded Service Revenue) within the Listed Markets for the immediately preceding Performance Measurement Month in which there was New Monthly Recurring Revenue as determined by reference to the invoices representing billings for such month delivered by ACSI and its subsidiaries to MCI and such affiliates; provided, however, that "Old Monthly Recurring Revenue" with respect to the first Performance Measurement Month during the Performance Period shall mean ACSI's billings to MCI and its affiliates for services (other than Excluded Service Revenue) within the Listed Markets for the full calendar month immediately preceding the commencement of the Performance Period as determined by reference to the invoices representing billings for such month by ACSI and its subsidiaries to MCI and its affiliates.

         "Performance Divisor" means the quantity two (2), subject to adjustment as set forth in Section 3.5 hereof.

         "Performance Grant Date" means the day that is the last day of each Performance Measurement Month, provided that if such day is not a Business Day, the next succeeding Business Day, provided, further, that the Performance Warrants shall be delivered to MCI no later than ten (10) days after the Performance Grant Date upon which such warrants are issued.

         "Performance Grant Pool" means, as of any date of determination of such amount, the excess of (y) one million five-hundred eighty thousand (1,580,000) shares of Common Stock over (z) the number of shares of Common Stock issued or issuable upon exercise of Performance Warrants issued prior to such date, subject to adjustment as set forth in Section 3.5 hereof.





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         "Performance Measurement Month" means each September and March {i.e., the sixth and twelfth full months after execution of the Preferred Provider Amendment} occurring during the Performance Period.

         "Performance Period" has the meaning set forth in Section 3.1 hereof.

         "Performance Warrants" shall have the meaning set forth in Section 3.1 hereof.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Pro Forma Performance Warrant Percentage" as of any Performance Grant Date means the result, expressed as a percentage, of dividing (a) the number of shares of Common Stock obtainable upon exercise of the Performance Warrant that would have been issuable pursuant to Article 3 hereof on such Performance Grant Date if one of the events described in Sections 4.1(a) or (b) hereof had not occurred prior to such Performance Grant Date by (b) the sum (without duplication) of (i) the number of shares of Common Stock of ACSI on a Fully Diluted Basis outstanding immediately prior to the occurrence of such event and
(ii) the number of shares of Common Stock obtainable upon exercise of the Performance Warrants that would have been issuable pursuant to Article 3 hereof on all preceding Performance Grant Dates if one of the events described in Sections 4.1(a) or (b) hereof had not occurred prior to such Performance Grant Date(s).

         "Qualifying Offering" has the meaning set forth in the Amended and Restated Certificate of Incorporation of ACSI as in effect on the date hereof, as clarified by the Agreement of Preferred Stockholders as to Automatic Conversion of Preferred Stock dated as of April 25, 1996.

         "Secondary Performance Warrant Amount" means one hundred





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thousand (100,000) shares of Common Stock, subject to adjustment as set forth in Section 3.5 hereof.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Successor" shall have the meaning set forth in Section 4.1 hereof.

         "Warrant" or "Warrants" shall mean the Initial Warrant, the Additional Initial Warrant, and/or the Performance Warrants.


                         ARTICLE 2 -- INITIAL WARRANTS

         2.1     Initial Grant.

                 (a) Grant. Concurrently with the execution and delivery of this Agreement and the Preferred Provider Amendment, ACSI shall issue and deliver to MCI a warrant to purchase shares of Common Stock, which warrant shall be substantially in the form of EXHIBIT A attached hereto (the "Initial Warrant"). The Initial Warrant shall not be exercisable until such time as ACSI and MCI have executed the definitive agreement for loop transport services as provided in Section 10 of the Preferred Provider Amendment (the "Loop Transport Services Agreement") or MCI has confirmed in writing to ACSI that MCI will not terminate ACSI's status as a preferred provider and/or ACSI's right of first refusal under the Preferred Provider Amendment notwithstanding the fact that the Loop Transport Services Agreement has not been executed by ACSI and MCI (the "Loop Transport Services Waiver"). The Initial Warrant shall entitle the Holder thereof to purchase up to three-hundred sixty thousand (360,000) shares of Common Stock, subject to adjustment as set forth therein.

                 (b) Exercise Price. The initial exercise price for the Initial Warrant shall be $9.86875 per share (representing the Market Price of the Common Stock as of January 23, 1997), subject to adjustment as set forth therein.

                 (c) Exercise Period. The Initial Warrant shall be exercisable at any time and from time to time, in whole or in





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part, for a period of eighteen months (18) commencing on the date the Initial
Warrant first becomes exercisable, as such exercise period may be extended as provided in the Initial Warrant for the purpose of obtaining any necessary governmental approvals.

         2.2     Additional Grant.

                 (a) Grant. Concurrently with the execution and delivery of this Agreement and the Preferred Provider Amendment ACSI shall issue and deliver to MCI a warrant, which warrant shall be substantially in the form attached hereto as EXHIBIT A (the "Additional Initial Warrant"). The Additional Initial Warrant shall not be exercisable until such time as (i) ACSI and MCI execute the Local Services Agreement and (ii) ACSI and MCI have executed the Loop Transport Services Agreement or MCI has delivered the Loop Transport Services Waiver to ACSI; provided that the Additional Initial Warrant shall terminate if the Local Services Agreement is not executed by ACSI and MCI on or prior to March 6, 2002. The Additional Initial Warrant shall entitle the Holder thereof to purchase up to such number of shares of Common Stock (subject to adjustment as set forth therein) equal to the greater of (i) two-hundred sixty thousand (260,000) shares, and (ii) if subsequent to January 23, 1997 and prior to the Cut-Off Date, the number of shares of ACSI's outstanding Common Stock on a Fully-Diluted Basis increases by more than two percent (2%) other than as the result of Excluded Issuances, the number of shares determined pursuant to the following formula:

                                        A=.02Y-W
         where:

                 A= the number of shares initially issuable upon exercise of the Additional Initial Warrant;

                 Y= the total number of shares of Common Stock of ACSI on a Fully-Diluted Basis as of the date the Additional Initial Warrant first becomes exercisable, excluding any shares attributable to Excluded Issuances; and

                 W=       the number of shares issuable upon exercise of the





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                          Initial Warrant

(as such amount may be adjusted in the Additional Initial Warrant, the "Initial Share Amount"). To the extent shares of Common Stock of ACSI which are issuable upon the exercise or conversion of derivative securities are included in "Y," which derivative securities are cancelled or expire prior to the exercise or conversion thereof, there shall be a recalculation of this formula based upon the deletion of the number of such shares of Common Stock from "Y."

                 (b) Exercise Price. The exercise price for the Common Stock issuable under the Additional Initial Warrant (as such exercise price may be adjusted therein, the "Initial Exercise Price"), shall be equal to the greater of (i) $9.86875 per share, or (ii) if the Local Services Agreement is executed after July 23, 1997 (other than as the result of ACSI's failure to pursue the negotiation and execution of the Local Services Agreement diligently and in good faith), the Market Price of the Common Stock on the date of execution of the Local Services Agreement.

                 (c) Exercise Period. The Additional Initial Warrant shall be exercisable at any time and from time to time, in whole or in part, for a period eighteen (18) months commencing on the date the Additional Initial Warrant first becomes exercisable, as such period may be extended as provided in the Additional Initial Warrant for the purpose of obtaining any necessary governmental approvals.

         2.3 Termination of Preferred Provider Amendment. Notwithstanding anything to the contrary contained herein, in the event (a) MCI terminates ACSI's status as a preferred provider and/or ACSI's right of first refusal under the Preferred Provider Amendment for any reason, other than ACSI's default thereunder or ACSI's default under the MCA or due to a Change in Control of ACSI (as defined in the Preferred Provider Amendment), or (b) MCI fails to deliver the Loop Transport Services Waiver to ACSI, in each case, on or before May 12, 1997, (in either case an "Early Termination Date"), (i) the Initial Warrants, Additional Initial Warrants and Performance Warrants, to the extent issued and not previously exercised, (ii) ACSI's obligations hereunder to issue the Performance Warrants, (iii) Sections 4.1, 4.2, 5.4, 5.5, 5.14,





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and 5.15 and (iv) the Registration Rights Agreement of even date herewith by and between ACSI and MCI shall terminate as of the Early Termination Date.


                       ARTICLE 3 -- PERFORMANCE WARRANTS

         3.1 Primary Performance Warrants. On each Performance Grant Date during the period beginning on the date the Preferred Provider Amendment is executed and delivered by the parties through and including the date the Preferred Provider Amendment is terminated in accordance with its terms (such period, the "Performance Period"), ACSI shall issue and deliver to MCI a warrant to purchase shares of Common Stock of ACSI, which warrants shall be substantially in the form of EXHIBIT A attached hereto (such warrants and the warrant issued pursuant to Section 3.2, below, the "Performance Warrants").
The Performance Warrant issued on each Performance Grant date shall entitle the Holder thereof to purchase up to the number of shares of Common Stock (subject to adjustment as set forth therein) equal to the lesser of (a) the number of shares of Common Stock remaining in the Performance Grant Pool as of such date, and (b) the number of shares of Common Stock determined by dividing (i) the New Monthly Recurring Revenue for the immediately preceding Performance Measurement Month by (ii) the Performance Divisor.

         For example, assume ACSI bills MCI and MCI's affiliates $500,000 (exclusive of Excluded Service Revenue) for services delivered in the Listed Markets during the first Performance Measurement Month and $1,000,000 (exclusive of Excluded Service Revenue) for such services during the second Performance Measurement Month. On the second Performance Grant Date, ACSI would issue to MCI a Performance Warrant initially exercisable for 250,000 shares of Common Stock, determined as follows:

                          A=NMRR/PD

         where

         A= number of shares initially issuable upon exercise of the Performance Warrant issued on the second





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                          Performance Grant Date:

         NMRR= $500,000, which is the New Monthly Recurring Revenue for the second Performance Measurement Month (i.e., $1,000,000 minus $500,000); and

         PD= 2, which is the Performance Divisor (assuming no adjustment of the Performance Divisor pursuant to
                          Section 3.5)

         3.2 Secondary Performance Warrant. If the excess of (y) ACSI's billings to MCI and its affiliates for services (other than Excluded Service Revenue) within the Listed Markets for the second Performance Measurement Month as determined by reference to the invoices representing billings for such month delivered by ACSI and its subsidiaries to MCI and its affiliates over (z) ACSI's billings to MCI and its affiliates for services (other than Excluded Service Revenue) within the Listed Markets for the full calendar month immediately preceding the commencement of the Performance Period as determined by reference to the invoices representing billings for such month delivered by ACSI and its subsidiaries to MCI and its affiliates, is equal to or greater than $500,000, then, in addition to any other Performance Warrant issuable on the second Performance Grant Date pursuant to Section 3.1, above, ACSI shall issue and deliver to MCI on the second Performance Grant Date a warrant exercisable for the Secondary Performance Warrant Amount (subject to adjustment as provided therein), which warrant shall be substantially in the form of EXHIBIT A attached hereto.

         3.3 Exercise Price. The exercise price of the Performance Warrant(s) issued on any Performance Grant Date for each share of Common Stock shall be equal to the Market Price of the Common Stock as of such Performance Grant Date, as such exercise price may be adjusted as set forth therein.

         3.4 Exercise Period. Each Performance Warrant will be exercisable at any time and from time to time, in whole or in part, for a period of twenty-four (24) months commencing on the date of the issuance of such Performance Warrant, as such period may be extended as provided in the Performance Warrants for the purpose of obtaining any necessary governmental approvals.





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         3.5     Quantity Adjustments.  The Performance Divisor, the
Performance Grant Pool, and the Secondary Performance Warrant Amount shall be subject to adjustment as follows: if at any time commencing on the date the Preferred Provider Amendment is executed and prior to the grant of any Performance Warrant, ACSI shall (i) declare a dividend payable in, or other distribution of, shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Performance Divisor shall be proportionately decreased and the Performance Grant Pool and the Secondary Performance Warrant Amount shall be proportionately increased in the case of clauses (i) or (ii) above, and the Performance Divisor shall be proportionately increased and the Performance Grant Pool and the Secondary Performance Warrant Amount shall be proportionately decreased in the case of clause (iii) above; provided, that if ACSI abandons its plan to effect such dividend, distribution, subdivision or combination, the Performance Divisor, the Performance Grant Pool and the Secondary Performance Warrant Amount shall be readjusted accordingly.


                  ARTICLE 4 -- CERTAIN MERGERS AND ASSET SALES

         4.1     Non-Cash Merger.  In case any of the following shall occur:

                 (a) the consummation of any consolidation or merger to which ACSI is a party (other than (x) a merger in which ACSI is the surviving corporation and which does not result in any reclassification of, or change in, any of the outstanding shares of Common Stock of ACSI or other Capital Stock of ACSI for which the Warrants are then exercisable, or (y) a merger or consolidation which results in the holders of all outstanding shares of Common Stock of ACSI or other Capital Stock of ACSI for which the Warrants are then exercisable, being entitled to receive solely cash and/or securities that are not Equity Securities with respect to or in exchange for such shares of Capital Stock of ACSI); or





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                 (b)      the consummation of any sale or conveyance to another
         Person of the property of ACSI as an entirety or substantially as an entirety which is effected in such a way that holders of any of the outstanding shares of Common Stock of ACSI or other Capital Stock of ACSI, for which the Warrants are then exercisable, are entitled to receive stock, securities or property (including cash) with respect to or in exchange for such shares of Capital Stock of ACSI (other than a transaction which results in the holders of all such outstanding shares of Capital Stock of ACSI being entitled to receive solely cash and/or securities that are not Equity Securities with respect to or in exchange for such shares of Capital Stock of ACSI), then, and in each such case, the Person resulting from or surviving such consolidation or merger or the Person purchasing or receiving such assets (or the Person which is to be the issuer of shares of Capital Stock or other equity securities to be issued or delivered with respect to or in exchange for shares of Common Stock of ACSI or other Capital Stock of ACSI for which the Warrants are then exercisable) shall, prior to or simultaneously with the consummation of such transaction, enter into a written agreement with MCI, pursuant to which such Person (the "Successor") shall assume all of the obligations of ACSI under this Agreement, with the following modifications of the obligations of ACSI under this Agreement:

                 (i) On each Performance Grant Date on which Performance Warrants are to be issued pursuant to Article 3,

                          (A) such Performance Warrants shall be for the purchase of shares of the class or series of the outstanding Capital Stock of the Successor which was issued to the holders of the Common Stock of ACSI or other Capital Stock of ACSI for which the Warrants are then exercisable, in such transaction;

                          (B) the number of shares to be subject to such Performance Warrants shall be determined by the following formula:

                               A=        (V)(W/X)(Y)
                                  ------------------------




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                                        Z

         where:

                 A        =       the number of shares to be subject to such
                                  Performance Warrants

                 V        =       the Pro Forma Performance Warrant Percentage
                                  as of such date

                 W        =       the Aggregate Market Value of all shares of
                                  Common Stock of ACSI, on a Fully Diluted
                                  Basis, immediately prior to the consummation of such consolidation, merger, sale or conveyance

                 X        =       the Aggregate Market Value of all Shares of
                                  Capital Stock of the Successor, on a Fully
                                  Diluted Basis, immediately after the
                                  consummation of such consolidation, merger, sale or conveyance

                 Y        =       the Aggregate Market Value as of the date on
                                  which such Performance Warrants are issued
                                  (i) of all shares of Capital Stock of the Successor on a Fully Diluted Basis determined as of immediately after the consummation of such consolidation merger, sale or conveyance, and (ii) the shares of Capital
                                  Stock of the Successor issuable upon exercise of such Performance Warrants

                 Z        =       the Market Price, as of such Performance
                                  Grant Date of the class or series of Capital
                                  Stock issuable upon the exercise of such Performance Warrants

                          (C) the amount in Z under clause (B) above shall be the initial exercise price per share of the Performance Warrants issued on such date.

         (iii)   Unless the context otherwise requires, all references





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
         to ACSI in this Agreement shall be deemed to be referenceto the Successor.

ACSI shall not consummate any transaction described in clause (a) or clause (b) of this Section 4.1 unless the Successor shall have entered into the agreement required by this Section 4.1.

         4.2     Cash Merger.  In case any of the following shall occur:

                 (a) the consummation of any consolidation or merger to which ACSI is a party, other than with MCI or an affiliate of MCI, which results in the holders of all outstanding shares of Common Stock of ACSI or other Capital Stock of ACSI for which the Warrants are then exercisable being entitled to receive solely cash and/or securities that are not equity securities with respect to or in exchange for their shares of Capital Stock of ACSI; or

                 (b) the consummation of any sale or conveyance to another Person, other than with MCI or an affiliate of MCI, of the property of ACSI as an entirety or substantially as an entirety which results in the holders of all outstanding shares of Common Stock of ACSI or other Capital Stock of ACSI for which the Warrants are then exercisable, being entitled to receive solely cash and/or securities that are not Equity Securities with respect to or in exchange for their shares of Capital Stock of ACSI,

ACSI shall pay or cause to be paid to MCI, prior to or simultaneously with the consummation of such transaction (the "Cash Merger Transaction"), an amount in cash computed in accordance with the following formula:

                                        A = (X)(Y)(Z)

         where:

                 A        =       the amount to be paid to MCI

                 X        =       the result, expressed as a percentage, of
                                  dividing (i) the number of shares of Common
                                  Stock obtainable upon the exercise of the





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
                                  Performance Warrant which would be issuable pursuant to Article 3 hereof immediately prior to the consummation of such transaction (the date such transaction is consummated being deemed a Performance Grant Date and the immediately preceding calendar month being deemed a Performance Measurement Month for purposes of this Section 4.2) by (ii) the number of shares of Common Stock of ACSI on a Fully Diluted Basis outstanding immediately prior to the consummation of such transaction

                 Y        =       the amount (in cash and/or in market value of
                                  securities that are not equity securities
                                  (based on the Market Price of such securities at the time of consummation of the Cash
                                  Merger Transaction)) per share of Common
                                  Stock that holders of Common Stock will be entitled to receive with respect to or in exchange for their shares of Common Stock upon consummation of the Cash Merger
                                  Transaction

                 Z        =       the total number of shares of Capital Stock
                                  of ACSI, on a Fully Diluted Basis,
                                  immediately prior to consummation of the Cash
                                  Merger Transaction.

Subsequent to the consummation of the Cash Merger Transaction no further Performance Warrants shall be issued.


                             ARTICLE 5 -- COVENANTS

         5.1 Reservation of Shares; Preservation of Rights. ACSI hereby agrees that prior to the issuance of any Warrants, and at all times thereafter, ACSI shall reserve for issuance such number of shares of Common Stock and/or other securities as shall be sufficient for the issuance and delivery thereof upon exercise of all outstanding Warrants, and that ACSI shall take any and all corporate action necessary for ACSI to validly and legally issue fully paid and nonassessable shares of Common Stock and/or other securities upon the exercise of such Warrants.

         5.2 Deliveries. In connection with the issuance and delivery to MCI of any Warrants, ACSI shall deliver, or arrange to deliver, the following:

                 (a) Officer's Certificates. A certificate, dated as of the date of such issuance, duly executed on behalf of ACSI by one of its officers, certifying that (i) such Warrants do entitle the holder thereof to purchase the correct number of shares of Common Stock or other securities at the correct exercise price, pursuant to the terms of this Agreement; (ii) ACSI has reserved for issuance such number of shares of Common Stock or other securities sufficient for the issuance and delivery to the holder thereof upon exercise of the Warrants; and (iii) ACSI has taken all corporate action necessary to validly and legally issue fully paid and nonassessable shares of Common Stock or other securities upon the exercise of such Warrants. Each such officer's certificate shall be accompanied by a detailed report setting forth the calculation of the number of shares of Common Stock or other securities, and the exercise price, determined under Article 2 or Article 3 hereof, as the case may be. MCI may, at its reasonable discretion, require that any such calculations be certified by ACSI's independent auditor. In addition, ACSI shall deliver a certificate, dated as of the date of such issuance, duly executed on behalf of ACSI by one of its officers whose title and signature shall be certified by another officer, certifying as to (i) the Amended and Restated Certificate of Incorporation and the By-Laws of ACSI; (ii) the resolutions of the stockholders, if required, and Board of Directors of ACSI authorizing the execution, delivery and performance of this Agreement, the Warrants and any agreements relating thereto; (iii) the incumbency of the officers executing the Warrants and any agreements relating thereto; and (iv) the accuracy in all material respects of ACSI's representations and warranties set forth in this Agreement and any other agreements in connection herewith and ACSI's performance of all covenants and agreements required hereunder and under the Warrants.

                 (b) Legal Opinion. An opinion of outside counsel for ACSI in the form attached hereto as EXHIBIT C-1 in connection with the issuance and delivery of the Initial Warrants and an opinion of outside counsel for ACSI in the form attached hereto as EXHIBIT C-2 in connection with the delivery of any other Warrants.

                 (c) Good Standing Certificates. A long form certificate of good standing with respect to ASCI, dated within five days prior to the date of issuance of the Warrants, of the Secretary of State of the State of Delaware or of such state in which ACSI may then be incorporated.

         5.3 Government Filings and Approvals. At the request of any Holder, ACSI shall diligently make all filings with governmental authorities in order to obtain any approval, waiver or consent that is necessary or required for the exercise of any Warrants by any Holder thereof not to cause a violation of Section 310 of the Communications Act or any other applicable law, regulation, rule or order; provided that ACSI's obligation under this Section
5.3 shall be subject to such Holder providing ACSI or such governmental authorities, as the case may be, with all information required in order for ACSI to make the filings required hereunder.

         5.4     Certain Covenants.

                 (a) Except to the extent otherwise provided for in Sections 3.5, 4.1 and 4.2 hereof, in the event ACSI is a party to any transaction which results in any reclassification of, or change in, the outstanding shares of Common Stock or other Capital Stock of ACSI for which the Warrants are then exercisable after the date hereof, then and in the case of each such transaction, proper provision shall be made in any Performance Warrants which are issued subsequent to the date such transaction is consummated so that such Performance Warrants are exercisable, at the exercise price thereof determined under Section 3.3 hereof, for such stock and other securities, cash and property to which a holder of such Warrant would have been entitled upon the consummation of such transaction if such holder had held such Warrant and exercised the rights represented by such Warrant immediately prior to the consummation of such transaction.

                 (b) ACSI shall not amend its certificate of incorporation to create one or more series of common stock, other than the Common Stock, or issue any shares of common stock, other than the Common Stock, if the sole purpose and effect of such action would be to materially impair the value of the Warrants.

         5.5 Financial Statements and Other Reports. So long as ACSI has a class of equity securities registered under Section 12 of the Exchange Act, and so long as MCI and its affiliates own any of the issued and outstanding Capital Stock of ACSI, after giving effect to the exercise of any Warrants by MCI and its affiliates and the holding of any exercisable Warrants by MCI and its affiliates, ACSI shall furnish to MCI promptly after the filing thereof copies of all filings made by ACSI with the Securities and Exchange Commission. If at any time ACSI does not have a class of equity securities registered under
Section 12 of the Exchange Act, and so long as MCI and its Affiliates own at least five (5%) percent of the issued and outstanding Capital Stock of ACSI, on a Fully Diluted Basis (assuming for this purpose that MCI and its Affiliates have exercised all Warrants then owned by them), ACSI shall furnish to MCI:

                 (a) As soon as available and in any event within 45 days after the end of each fiscal quarter of ACSI, the consolidated balance sheets of ACSI and its subsidiaries as at the end of such fiscal quarter and related consolidated statements of income and retained earnings and cash flow statements for ACSI and its subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustment) by the chief financial officer of ACSI as having been prepared in accordance with generally accepted accounting principles.

                 (b) As soon as available and in any event within 90 days after the end of each fiscal year of ACSI, a copy of the annual audit report for such fiscal year for ACSI, including therein, the consolidated balance sheets of ACSI and its subsidiaries as at the end of such fiscal year and related consolidated statements of income and retained earnings and cash flow statements for ACSI and its subsidiaries for such fiscal year.

                 (c) If and so long as MCI in good faith believes that it may then be required to account for its investment in ACSI in accordance with the equity method of accounting and the same is requested by MCI, as soon as available and in any event within 30 days after the end of each month, the balance sheet of ACSI as at the end of such month and statements of income and retained earnings and cash flow statements for ACSI for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustment) by the chief financial officer of ACSI as having been prepared in accordance with generally accepted accounting principles consistently applied.

                 (d) Such other financial information which ACSI would have been required to publicly disclose in filings with the Securities and Exchange Commission or any successor agency thereto if, at all times from and after the date hereof, ACSI had a class of equity securities registered under Section 12 of the Exchange Act, as MCI may from time to time reasonably request.

         5.6 Licenses and Permits. So long as any Warrants shall remain outstanding, ACSI shall use commercially reasonable efforts to preserve and keep in full force and effect, and cause each of its subsidiaries to preserve and keep in full force and effect, all licenses and permits necessary and material to the conduct of its and their respective businesses (as determined by the Board of Directors of ACSI), and shall use commercially reasonable efforts to remain in compliance with respect to all applicable material regulatory requirements, so that any business material to ACSI and its subsidiaries (as determined by the Board of Directors of ACSI) carried on in connection therewith may be properly and advantageously conducted at all times.

         5.7 Listing of Shares. ACSI shall use its best efforts to maintain its designation for quotation on the NASDAQ National Market or, in the alternative, qualification for listing of the shares of Common Stock on a national securities exchange, as the case may be.

         5.8 Registration. ACSI shall maintain at its principal place of business a register for the registration of the Warrants and registration of transfer of Warrants.

         5.9 Books and Accounts. So long as any of the Warrants shall remain outstanding, ACSI shall, and shall cause each consolidated subsidiary to, maintain proper books of record and account in which true and correct entries shall be made of its transactions and set aside on its books from its earnings for each fiscal year all such proper reserves as in each case shall be required in accordance with generally accepted accounting principles.

         5.10 Public Announcements. Except as otherwise permitted under the MCA or unless required to be made pursuant to any applicable law, regulation or other requirement of any governmental authority, neither ACSI nor MCI shall make any public announcement regarding this Agreement without the prior written consent of the other party hereto of such announcement or press release and its contents; provided, that it is acknowledged and agreed that ACSI, as a company registered under the Exchange Act, will be required to make public disclosures, through public announcements and filings with the Securities and Exchange Commission, regarding this Agreement and will be required to file a copy of this Agreement and the form of Warrants as exhibits to its filings with the SEC.

         5.11 Cooperation; Further Assurances. Each of the parties hereto shall cooperate fully with the other and shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise to fulfill its obligations under this Agreement and to carry out fully the transactions contemplated hereby.

         5.12 Consents; Filings. ACSI shall make or cause to be made all such filings and submissions under laws and regulations applicable to ACSI, if any, as may be required of ACSI, in order to carry out the transactions contemplated by this Agreement, including the issuance of any of the Warrants. ACSI further agrees to take all action and make all filings and submissions required to be made by ACSI that would be necessary for the exercise of a Warrant not to violate any law or regulation.

         5.13 Confidentiality. Each of the parties and their respective agents, accountants and attorneys shall keep confidential any information obtained from the other parties hereto except to the extent that (i) such information is or hereafter becomes lawfully obtainable from other sources,
(ii) it is necessary or appropriate to disclose such information in connection with the regulatory filings necessary to carry out the transactions contemplated herein or may otherwise be required by law or (iii) to the extent such duty as to confidentiality is waived by the other party; provided, that it is acknowledged and agreed that ACSI, as a company registered under the Exchange Act, will be required to make public disclosures, through public announcements and filings with the Securities and Exchange Commission, regarding this Agreement and will be required to file a copy of this Agreement and the form of Warrants as exhibits to its filings with the SEC. To the extent possible ACSI will provide MCI with an opportunity its review and comment upon such public disclosure prior to their public release.

         5.14 Inconsistent Actions. ACSI agrees that it shall not take or agree to take any of the actions prohibited by this Agreement for so long as any Warrants are issuable or outstanding. ACSI further agrees that it will not take or agree to take any action that is inconsistent with this Agreement or that could impair the ability of ACSI to issue the Warrants or the exercise thereunder by any holder thereof for so long as any Warrants are issuable or outstanding. In addition, for so long as any Warrants are issuable or outstanding, ACSI agrees that it will not have or adopt a "poison pill" stockholder rights plan or similar plan which, at any time and whether or not MCI holds any other securities of ACSI at such time or any time thereafter, would have the effect of impairing the ability of MCI to receive, hold or exercise Warrants or securities issuable or issued upon the exercise of Warrants; provided that nothing contained herein shall prohibit ACSI from adopting or having a "poison pill" stockholder rights plan or similar plan so long as such plan would allow MCI to receive, hold or exercise the Warrants issued hereunder or securities issuable or issued upon the exercise of such Warrants, provided that such plan might prevent, restrict or impair the ability of MCI or its affiliates from otherwise acquiring additional securities of ACSI.

         5.15 Preemptive Rights. ACSI will notify MCI as to the proposed amount and terms of any issuance by ACSI of Equity Securities, in a transaction or series of related transactions, that would increase by more than two percent (2%) from the then outstanding Common Stock of ACSI on a Fully Diluted Basis, the outstanding Common Stock of ACSI on a Fully Diluted Basis at least thirty
(30) days prior to the issuance of such Equity Securities.  During such thirty
(30) day period, MCI shall have the right to elect to participate in such issuance in such amount to maintain its then equity interest in ACSI on a Fully Diluted Basis giving effect to Initial Warrants, Additional Initial Warrants and Performance Warrants then held by MCI and which are then exercisable and the shares of Common Stock of ACSI then held by MCI which were issued to MCI pursuant to this Section 5.15 and upon the exercise of Initial Warrants, Additional Initial Warrants and Performance Warrants issued to MCI. In order to enable MCI to participate in the issuance by ACSI of Equity Securities hereunder, ACSI may, but shall not be obligated to, issue additional Equity Securities so as to enable (i) the other investors in such issuance to purchase such number of Equity Securities as they shall request and (ii) MCI to participate to the extent it is entitled and so requests hereunder. If MCI elects to participate, closing of the issuance of such Equity Securities shall occur concurrently with the closing of the transaction in which it has elected to participate; provided, that if MCI does not send to ACSI its written election to participate and the amount of such participation within thirty (30) days of ACSI's notice to MCI, then MCI will be deemed to have elected not to participate in such issuance and shall be deemed to have waived its rights hereunder; and, provided further, that ACSI may close the issuance of the securities which trigger MCI's rights under this Section 5.15 prior to the termination of such thirty (30) day period if ACSI determines that it is necessary or advisable to do so and so long as ACSI otherwise provides MCI with the opportunity to exercise its right under this Section 5.15. The purchase price of such Equity Securities purchased by MCI shall be (i) ninety percent (90%) of the Market Price of such securities (provided that, except as otherwise provided below, if such Equity

Securities are derivative securities the conversion or exercise price of such securities shall be equal to the conversion or exercise price of the derivative securities, the issuance of which trigger MCI's rights under this Section 5.15), or (ii) if The Huff Alternative Income Fund, L.P. ("Huff") and/or ING Equity Partners, L.P. I ("ING") purchase not less than five percent (5%) of the Equity Securities issued, the price paid by Huff and/or ING. If MCI elects not to participate, whether by notice or lapse of time, ACSI shall be free to close such issuance with other investors on terms and conditions no more favorable than those presented to MCI. If such issuance is not consummated with other investors within one-hundred (120) days from the date of MCI's election not to participate in such issuance, the Company may not consummate such issuance without again complying with this Section 5.15. The provisions of this Section 5.15 shall not apply to issuances of Equity Securities by ACSI
(i) prior to or as part of a Qualifying Offering, (ii) in connection with an acquisition of the business or properties of another Person, through merger or otherwise, including shares issued in connection with the formation of joint ventures, (iii) to ACSI's executive officers, employees, consultants or directors pursuant to any stock option or other stock-based plan or arrangement in effect as of the date hereof (giving effect to all options outstanding, and all options authorized under ACSI's Stock Option Plan and Stock Purchase Plan as of the date hereof), (iv) in addition to issuances and grants pursuant to
(iii), to other grants of Equity Securities to executive officers, employees, consultants and directors as approved by ACSI's board of directors or a duly designated committee thereof, up to an aggregate total, in the case of issuances described in clauses (iii) and (iv), of seven million (7,000,000) shares of Common Stock on a Fully Diluted Basis, provided that in the event MCI's rights under this Section 5.15 are triggered by the issuance or grant of options or other derivative securities to executive officers, employees, consultants or directors, in order to exercise such rights MCI shall be required to purchase, not later than six (6) months after such option or derivative security is granted, the Equity Securities underlying such options or derivative securities at a price equal to 90% of the Market Price of such Equity Securities, subject to the limitation set forth above relating to purchases of at least 5% of such Equity Securities by Huff and/or ING and MCI shall not be entitled to receive such options or derivative securities, (v) upon the exercise or conversion of derivative securities (including without limitation the conversion of preferred stock), or (vi) in connection with dilution adjustments under the terms of derivative securities. In addition, ACSI shall have the right to request MCI to waive its rights under this Section 5.15 in connection with any public offering of Equity Securities or in any private placement effected in connection with any public offering as contemplated below, which waiver shall not be unreasonably withheld provided that ACSI uses its commercially reasonable efforts to enable MCI to purchase a portion of such Equity Securities on the terms otherwise applicable to such purchase under this Section 5.15 before giving effect to the provisions of this sentence; provided, that if MCI does not give written notice to the underwriters of its election to participate prior to the second business day immediately preceding the date that the underwriters "price" such Equity Securities, MCI shall be deemed to have elected not to participate and shall be deemed to have waived its rights hereunder with respect to such issuance. In the case of a public offering MCI acknowledges that it might not be able to purchase the Equity Securities offered at a price other than the price at which they are offered to the public and thus might not be able to purchase such Equity Securities at a ten (10%) per cent discount to the Market Price. In such event, ACSI will use its best efforts to enable MCI to exercise its rights under this Section 5.15, including its right to such ten (10%) discount, through MCI's purchase of Equity Securities which are substantially similar to those being offered to the public in the public offering in a private placement effected at the same time as such public offering or as soon thereafter as is practicable. Notwithstanding anything to the contrary contained herein, MCI's purchase of Equity Securities hereunder may not be consummated (i) unless and until all required regulatory approvals, including without limitation those approvals required under the Communications Act, have been obtained and (ii) to the extent such purchase would require stockholder approval under any applicable law or regulation. ACSI shall use commercially reasonable efforts to obtain such approvals.

                  ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES

         6.1 ACSI hereby represents and warrants to MCI that the following matters are true, correct and complete as of the date hereof and will also be true, correct and complete as of each date a Warrant is issued:

                 (a) Authorization of Transaction. ACSI has the full corporate power and authority to execute and deliver this Agreement, the Warrants and any other agreements or instruments to be executed by ACSI hereunder, and to perform its obligations hereunder. The execution and delivery by ACSI of this Agreement, the Warrants, and any other agreements or instruments to be executed by ACSI and the performance of ACSI's obligations hereunder have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the Warrants and any other agreements and instruments to be executed by ACSI will be, duly and validly executed and delivered by ACSI and constitute, or will constitute, the legal, valid and binding obligations of ACSI, enforceable against ACSI in accordance with their terms.

                 (b) Noncontravention. Neither the execution, delivery or performance of this Agreement, the Warrants and any other agreements or instruments to be executed by ACSI hereunder will (i) conflict with or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which ACSI is subject; or (ii) conflict with or violate any provision of the certificate of incorporation or bylaws of ACSI.

                 (c) Governmental and Third Party Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of ACSI is required (subject to the representations of MCI contained in Section 6.2) in connection with the execution, delivery and performance of this Agreement or the Warrants, except such as will have been obtained prior to the execution hereof. No consent or waiver of any Person is required in connection with the execution, delivery and performance of this Agreement or the Warrants, except such as will have been obtained prior to the execution hereof.

                 (d) Capitalization. ACSI has delivered to MCI true and correct copies of its certificate of incorporation and by-laws, and all amendments thereto, as in effect on the date hereof. As of the date hereof, the issued and outstanding Capital Stock of ACSI is as set forth in SCHEDULE I attached hereto and the number of shares of Capital Stock of ACSI on a Fully Diluted Basis, together with a reasonably detailed calculation of such number, is as set forth in SCHEDULE I.

                 (e) Disclosure. ACSI has fully provided MCI with all documents and information which MCI has requested and all information material to a decision to enter into this Agreement and the Preferred Provider Amendment.

                 (f) Absence of Certain Events. During the period from January 23, 1997 through the date hereof ACSI has not (i) declared a dividend payable in, or made any other distribution of, shares of Common Stock, (ii) subdivided its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combined its outstanding shares of Common Stock into a smaller number of shares of Common Stock.

         6.2 MCI represents, warrants and covenants that (i) it is an "accredited investor" (as that term is defined in Regulation D under the Act),
(ii) it is acquiring the Warrants and the shares of Common Stock underlying the Warrants for investment and not with a view towards distribution, and (iii) the Warrants and the shares of Common Stock underlying such Warrants are "restricted securities" as that term is defined in Rule 144 under the Act.

                           ARTICLE 7 -- MISCELLANEOUS

         7.1 Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, or mailed first-class registered or certified mail, return receipt requested, postage pre-paid, or delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                         If to MCI:

                                  MCImetro Access Transmission Services, Inc.
                                  8521 Leesburg Pike
                                  Vienna, VA  22182
                                  Attn: Steven Mooney
                                  Fax:  (703) 918-6611

                          with a copy to:

                                  MCI Telecommunications Corporation
                                  1801 Pennsylvania Avenue, N.W.
                                  Washington, D.C. 20006
                                  Attn:  General Counsel
                                  Fax:  (202) 887-2047

                        If to ACSI:

                                  American Communications Services, Inc.
                                  131 National Business Parkway, Suite 100
                                  Annapolis Junction, Maryland 20701
                                  Attn:  George M. Tronsrue, III
                                  Fax:  (301) 490-7091

                          with a copy to:

                                  America Communications Services, Inc.
                                  131 National Business Parkway, Suite 100
                                  Annapolis Junction, Maryland 20701
                                  Attn:  General Counsel
                                  Fax:  (301) 617-4277

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes as such time as it is delivered to the addressees (with the return receipt, the facsimile confirmed receipt, the delivery receipt or affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         7.2 Entire Agreement. This Agreement, together with the Preferred Provider Amendment, including the schedules and exhibits hereto and thereto, supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof and thereof.

         7.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         7.4 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party.

         7.5 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective permitted successors or assigns, and, except as specifically provided in this Agreement, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         7.6 Binding Effect. This Agreement shall be binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         7.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         7.8 Schedules and Exhibits. The schedules and exhibits specifically referred to in and delivered pursuant to this Agreement are incorporated herein and shall be part of this

Agreement for all purposes.

         7.9 Severability; Reformation. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined by an arbitrator or court of proper jurisdiction to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

         7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

         7.11 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or the signatures of all persons required to bind a party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

         7.12 Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement or provided by law shall be cumulative and no one of them shall be exclusive of any other. A party may pursue any one or more of its rights, options or remedies hereunder or may seek damages or specific performance in the event of any other party's breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement. MCI and ACSI recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         7.13 Further Assurances. Each party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary to or in furtherance of the intent and purposes of this Agreement.

         7.14 Attorneys' Fees. In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs (including allocated in-house attorney costs) incurred in said action, including enforcement and collection of any judgment or award rendered therein. Said costs and attorneys' fees shall be included as part of the judgment in any such action.

         7.15 Registration Rights Agreement. Simultaneously with the execution and delivery of this Agreement, MCI and ACSI are entering into a Registration Rights Agreement in the form annexed hereto as EXHIBIT D.

         7.16 Short Swing Transactions. ACSI agrees to take such steps as MCI may from time to time reasonably request in order to avoid the occurrence of short swing transactions which result in profits realized under Section 16 of the Exchange Act, and the rules and regulations thereunder. Without limiting the generality of the preceding sentence, ACSI will from time to time, if so requested by MCI with respect to any Warrants to be granted hereunder, agree to a delay for such period or periods of time (not exceeding 7 months in any instance) as may be requested by MCI in the issue and delivery of such Warrants and/or in the determination of the exercise price of such Warrants, except to the extent that the same would cause (i) a violation of, or require stockholder approval of the issuance of such Warrants under, the NASDAQ National Market rules or the rules of any stock exchange on which the securities of ACSI may then be traded or (ii) dilution under the terms of other ACSI derivative securities.

                 IN WITNESS WHEREOF, the parties have entered into this Warrant Agreement as of the date and year first above written.

                              AMERICAN COMMUNICATIONS SERVICES, INC.





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                              By:
                                 --------------------------------
                                 Name:
                                 Title:



                              MCImetro ACCESS TRANSMISSION SERVICES, INC.

                              By:
                                      ---------------------------
                              Name:
                              Title:





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